Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ICX TECHNOLOGIES, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

Hans Kobler hereby certifies that:

1. He is the Chief Executive Officer of ICx Technologies, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”);

2. The text of the first paragraph of Article 4 of the Corporation’s Second Amended and Restated Certificate of Incorporation is to be amended in its entirety as follows:

“The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock,” The total number of shares that the Corporation is authorized to issue is 157,000,000 shares, 120,000,000 shares of which shall be Common Stock (the “Common Stock”) and 37,000,000 shares of which shall be Preferred Stock (the “Preferred Stock”), all of which shares of Preferred Stock shall be designated as “Series A Convertible Preferred Stock” (the “Series A Preferred”). All shares of stock of the Corporation shall have a par value of $0.001 per share.”

3. This Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors of this Corporation in accordance with Sections 242 of the General Corporation Law.

4. That thereafter, pursuant to resolution of its Board of Directors, by written consent of the stockholders of the Corporation with the necessary number of shares as required by Section 242 of the General Corporation Law and the Corporation’s Second Amended and Restated Certificate of Incorporation were voted in favor of this amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment to be signed by Hans Kobler, its duly authorized Chief Executive Officer this 12th day of January, 2006.

ICX TECHNOLOGIES, INC.,
a Delaware corporation

BY:	/s/ Hans Kobler
Hans Kobler
Chief Executive Officer